Exhibit 10.16

Gregory E. Lau Executive Director Global Compensation and Corporate Governance

General Motors Company 300 Renaissance Center Mail Code 482-C32-C66 Detroit, MI 48265-3000

February 18, 2010

Mr. Frederick A. Henderson

630 Vaughan Road

Bloomfield Hills, MI 48304

Dear Fritz:

General Motors Holdings LLC herewith offers to engage your services as a consultant on a month-to-month basis, not to exceed an eleven-month period, beginning February 1, 2010 and ending no later than December 31, 2010. In your capacity as a consultant, your consulting services will be coordinated through the President, General Motors International Operations (GMIO). We believe that you are uniquely positioned to provide these consulting services and, in general, your duties will consist of providing strategic input and analysis regarding GMIO and GM’s alliances, including strategic counsel on business matters and background and insight on the major alliances and the key players.

As we have discussed, it is estimated that this consulting arrangement will require approximately 20 hours consulting per month and one meeting per month with the President, GMIO, or his designated representative. It is understood that you will make your services available each month as noted, although it is recognized that the services and the time required therefore may vary with different monthly periods depending on nature of the project to which your services are required. Except as noted, it is understood that as a consultant you will determine your work schedule and the manner in which to provide the required services.

For your services, you will receive a monthly fee of $59,090 payable monthly. In addition, you will be reimbursed, upon submission of monthly expense reports, for your reasonable expenses, including travel (transportation and hotel), necessarily incurred in connection with the services requested and furnished, conditioned upon the expenses being in compliance with GM policy as required by GM’s loan agreements. Any expenses that are expected to be significant should be discussed in advance with the President, GMIO. If this consulting agreement is terminated by GM prior to December 31, 2010, you will receive your consulting fee and expense reimbursement for the month of termination, this agreement will otherwise terminate, and GM will have no additional economic obligation under this agreement.

It is understood that you intend to provide consulting services to other companies. You are free to provide such service to other companies except that during the period of this consulting agreement you agree that you will not, without the written consent of the Chief Executive Officer of General Motors, engage in or perform any services for any business anywhere in the world which designs, manufactures, develops, promotes, or sells any automobiles or trucks, in competition with or for competitors of General Motors LLC, General Motors Holdings LLC, its parent, General Motors Company, or any of their subsidiaries, affiliates, or any joint ventures to which General Motors Company or any of its subsidiaries or affiliates is a party.

You represent and agree that in the performance of services under this agreement, your actions will not and shall not in any manner be contrary or detrimental to the best interests of General Motors LLC, General Motors Holdings LLC, its parent, General Motors Company, or any of their subsidiaries, affiliates, or any joint ventures to which General Motors Company or any of its subsidiaries or affiliates is a party.

Mr. Frederick A. Henderson

February 18, 2010

General Motors Holdings LLC shall reasonably make such determination but it shall be the sole judge of such actions. It is understood and agreed, and you hereby represent, that in performing services under this agreement, or in connection therewith, neither you nor any person acting on your behalf, has given or offered to give, or will give or offer, any sum of money, or other material consideration to any person, directly or indirectly as an inducement to influence the granting of any order to General Motors LLC, General Motors Holdings LLC, its parent, General Motors Company, or any of their subsidiaries, affiliates, or any joint ventures to which General Motors Company or any of its subsidiaries or affiliates is a party for parts, supplies, equipment, or services whether or not such an act constitutes a violation of law.

Any inventions or improvements that you may conceive, make, invent, or suggest in connection with work as a consultant or knowledge affected by such work shall be promptly disclosed to General Motors LLC by you and shall become the absolute property of General Motors LLC or an entity of its choosing.

You shall at any time during the life of this agreement or thereafter, at the request of General Motors LLC or General Motors Holdings LLC, execute any patent papers covering such inventions or improvements, as well as any papers that General Motors LLC, General Motors Holdings LLC, its parent, General Motors Company, or any of their subsidiaries, affiliates, or any joint ventures to which General Motors Company or any of its subsidiaries or affiliates is a party may consider necessary or helpful in the prosecution of applications for patent thereon, or in connection with litigation or controversy relating thereto, provided, however, that all expense incident to the filing of such applications and the prosecution thereof and the conduct of litigation shall be borne by General Motors LLC, General Motors Holdings LLC, its parent, General Motors Company, or one of its subsidiaries, affiliates, or any joint ventures.

All information and data of whatsoever kind or nature furnished or made available to you by General Motors LLC, General Motors Holdings LLC, its parent, General Motors Company, including its subsidiaries, affiliates, and joint ventures to which General Motors Company or any of its subsidiaries or affiliates is a party, or their representatives, in your capacity as a consultant, shall be treated as confidential and shall not be disclosed to anyone, in any manner whatsoever, either in whole or in part, except upon written authorization by General Motors LLC.

Inasmuch as you will function as an independent contractor, it is agreed that you will not have the status of an employee of General Motors LLC, General Motors Holdings LLC, its parent, General Motors Company, or any of their subsidiaries, affiliates, or any joint ventures to which General Motors Company or any of its subsidiaries or affiliates is a party. It is further understood that other than with respect to travel or other charges as specified above, you will provide all instrumentalities necessary for you to fulfill your consulting obligation under this agreement and that, other than as specified herein, you will not be subject to oversight or control by General Motors LLC, General Motors Holdings LLC, or General Motors Company regarding the means, methods or manner by which you prepare or provide such consulting services, provided that General Motors Holdings LLC retains the right to determine whether your final work product is satisfactory. Because you will function as an independent contractor, General Motors Holdings LLC will report your fees each year to the IRS on a Form 1099; however, no deductions from your fees will be made, either for income tax or FICA tax purposes, or other statutory deductions, unless required by regulation or order.

Since you are not an employee of General Motors LLC, General Motors Holdings LLC, its parent, General Motors Company, or any of their subsidiaries it is understood that you will not be eligible to participate in any of their employee benefit plans or programs because of the services provided as a consultant, and you shall not earn any credited service under any pension or incentive compensation plan. Nothing in this agreement otherwise limits your eligibility for benefits, e.g., vested pension benefits, related exclusively to your prior service as an employee of General Motors.

Mr. Frederick A. Henderson

February 18, 2010

This agreement shall be governed by and construed in accordance with the laws of the State of Michigan. This agreement may be terminated by either party at any time upon 20 days written notice delivered to the other party at the address set forth below the signature of the party to whom such notice is addressed.

If the foregoing is acceptable to you, will you kindly endorse your acceptance on the original and two (2) copies thereof, retain one copy and return the original and one copy to my attention.

Sincerely,

/s/ Gregory E. Lau
Gregory E. Lau Executive Director Global Compensation & Corporate Governance 300 Renaissance Center Mail Code 482-C32-C66 Detroit, MI 48265-3000

Accepted this 19th day of February, 2010

/s/ Frederick A. Henderson
Frederick A. Henderson 630 Vaughan Road Bloomfield Hills, MI 48304